File 70-7561
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D. C.  20549
                            Form U-1
                _________________________________

                 POST EFFECTIVE AMENDMENT NO. 15
                               TO
                    APPLICATION - DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                _________________________________

System Energy Resources, Inc.    Entergy Corporation
1340 Echelon Parkway             639 Loyola Avenue
Jackson, MS  39213               New Orleans, Louisiana 70113

Entergy Arkansas, Inc.           Entergy Louisiana, Inc.
425 West Capitol Avenue          4809 Jefferson Highway
Little Rock, Arkansas 72201      Jefferson, Louisiana 70121

Entergy Mississippi, Inc.        Entergy New Orleans, Inc.
308 East Pearl Street            1600 Perdido Building
Jackson, Mississippi 39201       New Orleans, Louisiana 70112

     (Names of companies filing this statement and addresses
                 of principal executive offices)
               __________________________________

                       ENTERGY CORPORATION
             (Name of top registered holding company
             parent of each applicant or declarant)
                _________________________________

                        Steven C. McNeal
                  Vice President and Treasurer
                       Entergy Corporation
                        639 Loyola Avenue
                     New Orleans, LA  70113
                         (504) 576-4363

             (Name and address of agent for service)

              _____________________________________

         The Commission is also requested to send copies of communications in connection with this matter to:

       Mark G. Otts, Esq.             William T. Baker, Jr., Esq.
       Entergy Services, Inc.         Thelen Reid & Priest LLP
       639 Loyola Avenue              40 West 57th Street
       New Orleans, Louisiana 70113   New York, New York 10019
       Phone:  (504) 576-5228         Phone:  (212) 603-2000
       Facsimile:  (504) 576-4150     Facsimile:  (212) 603-2001

Item 3.        Applicable Statutory Provisions.

     Item 3.2 of this Application-Declaration is hereby amended and restated in its entirety as follows:

     3.2  Compliance with Rules 53 and 54.

     The proposed transactions are subject to Section 32(f)(4) of the Act and Rule 54 thereunder. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an exempt wholesale generator ("EWG") or foreign utility company ("FUCO"), as defined in Sections 32 and 33 under the Act, respectively, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. Entergy hereby represents that, pursuant to Rule 54 under the Act, (1) for the reasons discussed below, the condition set forth in Rule 53(a)(1) that Entergy's "aggregate investment" in EWGs and FUCOs not exceed 50% of Entergy's "consolidated retained earnings" is not currently satisfied, and (2) all of the other criteria of Rule 53(a) and (b) are satisfied. Specifically, Entergy and its subsidiary companies (collectively, the "Entergy System") have complied with, and will continue to comply with, the record keeping requirements of Rule 53(a)(2), the limitation in Rule 53(a)(3) on the use of the Entergy System domestic public utility subsidiary companies' personnel in rendering services to affiliated EWGs and FUCOs, and with the requirements of Rule 53(a)(4) concerning the submission of certain filings and reports under the Act to retail regulatory commissions. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met.

     With respect to the condition set forth in clause (1) of Rule 53(a), Entergy's "aggregate investment" in EWGs and FUCOs ("Exempt Projects") (approximately $1.9 billion) is equal to approximately 51.7% of Entergy's "consolidated retained earnings" as of September 30, 2002 (approximately $3.7 billion). Entergy's aggregate investment in Exempt Projects currently exceeds the 50% limitation in Rule 53(a)(1) as a result of increased investments in EWGs relating to the acquisition and/or construction of Eligible Facilities (as defined in Section 32 under the Act).

     Although Entergy's current aggregate investment in EWGs and FUCOs exceeds the limit specified in Rule 53(a)(1), by order dated June 13, 2000 (HCAR No. 27184) (the "June 2000 Order"), the Commission authorized Entergy to invest up to 100% of its consolidated retained earnings in Exempt Projects and, therefore, Entergy's aggregate investment in such Exempt Projects is within the parameters authorized in the June 2000 Order. However, even if Entergy was determined not to be in compliance with Rule 54 as a result of its failure to satisfy the requirements set by Rule 53(a)(1), and the effect of the capitalization and earnings of EWGs and FUCOs in which Entergy has an ownership interest upon the Entergy System was considered, there would be no basis for the Commission to withhold or deny approval for the proposal made in this Application-Declaration. The action requested in the instant filing, considered in conjunction with the effect of the capitalization and earnings of Entergy's EWGs and FUCOs, would not have a material adverse effect on the financial integrity of the Entergy System, or an adverse impact on Entergy's public-utility customers for the following reasons:

   1. As of September 30, 2002, Entergy's aggregate investment in Exempt Projects is equal to 11% of Entergy's total consolidated capitalization, 11% of Entergy's consolidated net utility plant and 21% of the market value of Entergy's common stock. As of March 31, 2000, the most recent calendar quarter preceding the June 2000 Order, Entergy's aggregate investment in Exempt Projects was equal to 7% of Entergy's total capitalization, 7% of Entergy's consolidated net utility plant and 24% of the market value of Entergy's outstanding common stock.

   2. Entergy's consolidated retained earnings have grown by an average of 11% annually during the period since the Commission issued its June 2000 Order (i.e., from June 30, 2000 through June 30, 2002).

   3. Income from Entergy's investments in Exempt Projects has contributed positively to its overall earnings during the period since the Commission issued the June 2000 Order.

   4. As of March 31, 2000, the most recent calendar quarter preceding the June 2000 Order, Entergy's consolidated capitalization ratio was approximately 50.0% debt and approximately 50.0% equity, consisting of approximately 5.0% preferred stock and approximately 45.0% common stock. As of September 30, 2002, Entergy's consolidated capitalization ratio was approximately 50.5% debt and approximately 49.5% equity, consisting of approximately 3.4% preferred stock and approximately 46.1% common stock. These ratios are within industry ranges set by the independent debt rating agencies for BBB-rated electric utility companies.

   5. Each of the considerations set forth in the June 2000 Order, in support of Entergy's assertion that its existing and proposed level of investment in Exempt Projects would not have an adverse impact on any Entergy operating utility subsidiaries or their ratepayers, or on the ability of interested state commissions to protect the utilities and their customers, continues to apply, as of the date of this Application-Declaration.

Accordingly, since the date of the June 2000 Order, the capitalization and earnings attributable to Entergy's investments in EWGs and FUCOs have not had an adverse impact on Entergy's financial integrity.

     Except to the extent otherwise authorized in the June 2000
Order or any subsequent order issued by the Commission, Entergy will maintain compliance with all of the conditions of Rule 53.

Item 6.        Exhibits and Financial Statements.

          (a)  Exhibits:

          *B-4 Form of one or more Letters of Credit.

          *B-5 Form of one or more Reimbursement Agreements, including exhibits thereto.

          B-24 System Energy's Mortgage and Deed of Trust,  dated
               as of June 15, 1977, from System Energy to The Bank of New York (successor to United States Trust Company of New York) and Douglas J. MacInnes (successor to Gerard F. Ganey and Malcolm J.
               Hood),  Trustees,  as supplemented  by  twenty-two
               (22) Supplemental Indentures (filed, respectively, as the exhibits and in the file numbers indicated:
               A-1  in  70- 5890 (Mortgage); B and C to  Rule  24
               Certificate in 70- 5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981, in 1-
               3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272
               (Tenth);  B-2  to Rule 24 Certificate  in  70-7272
               (Eleventh); B-3 to Rule 24 Certificate in  70-7272
               (Twelfth);  B-1 to Rule 24 Certificate in  70-7382
               (Thirteenth);  B-2 to Rule 24 Certificate  in  70-
               7382  (Fourteenth); A-2(c) to Rule 24  Certificate
               in   70-7946  (Fifteenth);  A-2(c)  to   Rule   24
               Certificate in 70-7946 (Sixteenth); A-2(d) to Rule
               24 Certificate in 70-7946 (Seventeenth); A-2(e) to
               Rule  24  Certificate in 70-7946 (Eighteenth);  A-
               2(g)   to   Rule   24   Certificate   in   70-7946
               (Nineteenth); A-2(a)(1) to Rule 24 Certificate  in
               70-8511   (Twentieth);  A-  2(a)(2)  to  Rule   24
               Certificate in 70-8511 (Twenty-first); and A-2(a) to Rule 24 Certificate in 70-9753 (Twenty-second)).

       *B-25 Form of one or more Supplemental Indentures under System Energy's Mortgage and Deed of Trust relating to the issuance of First Mortgage Bonds.

       *B-26   Form of one or more First Mortgage Bonds.

      *B-27 Form of one or more indentures or similar documents, if any, relating to the issuance of other secured or unsecured System Energy debt in support of System Energy's obligations under one or more reimbursement agreements.

       **H-1   Form of Notice.


       *   To be filed by Rule 24 Certificate
           or amendment, if necessary.
      **   Previously filed in this File.

          (b)  Financial Statements:

          The transactions proposed herein do not contemplate  an
increase in the amount of financing currently authorized  by  the
Commission.   Therefore,  no  financial  statements   are   filed
herewith.




                            SIGNATURE

          Pursuant  to  the  requirements of the  Public  Utility
Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.



                              SYSTEM ENERGY RESOURCES, INC.
                              ENTERGY CORPORATION
                              ENTERGY ARKANSAS, INC.
                              ENTERGY LOUISIANA, INC.
                              ENTERGY MISSISSIPPI, INC.
                              ENTERGY NEW ORLEANS, INC.


                              By:     /s/ Steven C. McNeal
                                        Steven C. McNeal
                                    Vice President and Treasurer





Dated: January 6, 2003